FORM 8-A

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASS OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SOUTHFIELD ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	20-5361270
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1240 Blalock Road, Suite 150
Houston, Texas 77055
(713) 266-3700
 (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock
 (Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

Our authorized Common Stock consists of 50 million shares of common stock with a par value of $0.001.  At the time of this registration under Section 12g of the Securities Act, we have 7,410,000 shares issued and outstanding, and 7,786,200 issued and outstanding on a fully diluted basis.

Voting Rights – Each of our shareholders of common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.  All voting is noncumulative, which means that the holders of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors.  The board of directors may issue shares for consideration of previously authorized but unissued stock without stockholder action.

Dividend Rights – The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may determine to be in the best interests of the shareholders.

Liquidation Rights – Upon liquidation, the holders of the common stock are entitled to receive pro rata all of the assets available for distribution to common shareholders.

Preemptive Rights – Holders of common stock are not entitled to preemptive rights.
No conversion rights, redemption rights or sinking fund rights exist for holders of the common stock. No material potential liabilities are anticipated to be imposed on stockholders under state statutes.  Certain Texas regulations, however, require regulation of beneficial owners of more than 5% of the voting securities.  Stockholders that fall into this category, therefore, may be subject to state regulation and compliance requirements.

Additional Information Describing Securities

For additional information regarding our securities, you may view our Articles of Incorporation and by-laws which are available for inspection at our offices or which can be viewed through the EDGAR database at http://www.sec.gov as exhibits to our SEC filings.

Reports to Shareholders

We will furnish to holders of our common stock annual reports, upon request, containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent registered certified public accountant. We may issue other unaudited interim reports to our shareholders as we see as appropriate. Reports to shareholders can be viewed through the EDGAR database at http://www.sec.gov as exhibits to our SEC filings.

Item 2. Exhibits.

The information required by this item is incorporated by reference to Exhibits 3.1 and 3.2 to the Registration Statement effective February 11, 2010.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 20th day of April, 2010.

Southfield Energy Corporation

By:  //s// Ben Roberts, President